UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 20, 2005

DYNTEK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

19700 Fairchild Road, Suite 350, Irvine, California 92612

(Address of principal executive offices)

(949) 955-0078

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

                      On October 14, 2004, DynTek, Inc. (the “Company”) entered into an Agreement and Plan of Merger pursuant to which the Company acquired all of the outstanding capital stock of Integration Technologies, Inc. (“ITI”) and ITI became a wholly owned subsidiary of the Company (the “Merger”).  The consideration payable to the shareholders of ITI in connection with the Merger included (i) an earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s EBITDA for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005 (the “EBITDA Earn-Out Consideration”), and (ii) an earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s revenue for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005 (the “Revenue Earn-Out Consideration”).

                      As of September 19, 2005, the Company had not paid certain shareholders of ITI their respective portions of the EBITDA Earn-Out Consideration, the Revenue Earn-Out Consideration and other amounts owed under the Merger Agreement (the “Acquisition Payments”).  As of such date, the balance outstanding of the Acquisition Payments was $2,574,736.  To satisfy the Acquisition Payments, the Company issued to such ITI shareholders secured promissory notes (each a “Note,” and together, the “Notes”), each bearing simple interest at a rate of 8.9% per annum in the aggregate principal amount of the Acquisition Payments.  The principal amount of the Notes will be paid in aggregate installments of $362,070 on September 23, 2005, $281,614 on October 15, 2005, $643,684 on January 15, 2006, $643,684 on April 15, 2006 and $643,684 on July 31, 2006 (the “Maturity Date”).  All interest payments under the Notes will be paid in cash, except for the interest payments due and payable under the Note issued to the C.W. Zublin, Jr. Trust (the “Zublin Trust”), the trustee of which is Casper Zublin , Jr., the Company’s Chief Executive Officer (the “Zublin Note”).  Under the Zublin Note, interest shall be paid by issuing to the holder that number of whole shares of the common stock of the Company (the “Company Common Stock”) equal to the accrued and unpaid interest divided by the lower of (i) the average of the per share closing prices of the Company’s Common Stock as reported on the OTC Bulletin Board, or other exchange or similar market on which the Company’s Common Stock is regularly traded, if not traded on the OTC Bulletin Board, for the 20 trading days ending on the second trading day prior to the Maturity Date, or (ii) the price per share of Company Common Stock paid by investors at the closing of the next “Qualified Financing” (as such term is defined in the Zublin Note) to occur after September 20, 2005.  The closing bid price for the Company’s common stock on September 23, 2005 was $.24.  Using this per share price, it is estimated that the Company would issue approximately 390,719 shares of Common Stock pursuant to the Zublin Note.

                      The foregoing description of the Zublin Note does not purport to be complete and is qualified in its entirety by reference to the Zublin Note, which is filed hereto as Exhibit 10.1.

Item 3.02                     Unregistered Sales of Equity Securities

                      The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02 with respect to the agreement to issue Company Common Stock described therein.  In connection with Company Common Stock issuable pursuant to the Zublin Note, the Company relied upon the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended.  The purchaser of such shares is a sophisticated investor, has access to information about the Company, and has represented the purchaser’s intention to acquire the Company Common Stock for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01                     Financial Statements and Exhibits

(c)           Exhibits.

Exhibit Number	Description
10.1	Secured Promissory Note issued to C.W. Zublin, Jr. Trust, C.W. Zublin Trustee, dated September 20, 2005.

SIGNATURES

                      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: September 26, 2005	By:	/s/ Robert I. Webber
Robert I. Webber
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Secured Promissory Note issued to C.W. Zublin, Jr. Trust, C.W. Zublin Trustee, dated September 20, 2005.